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                                                                  EXHIBIT (d)(2)

                                 ADDITION OF THE
                      LEGACY MINNESOTA MUNICIPAL BOND FUND
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     Between
                          BREMER INVESTMENT FUNDS, INC.
                                       and
                               BREMER TRUST, N.A.

        WHEREAS, Bremer Investment Funds, Inc. (the "Company") and Bremer Trust, N.A. (the "Investment Adviser") have entered into an Investment Advisory Agreement dated December 17, 1996 (the "Agreement"); and

         WHEREAS, the Company is authorized to issue shares of Class C Common Stock which shall represent a new fund to be called the Legacy Minnesota Municipal Bond Fund (the "Fund"); and

         WHEREAS, the parties desire to add the Fund to the Agreement under the terms set forth in this Addition.

         NOW THEREFORE, the Company and the Adviser agree as follows:

         (1) The relationship between the Company and the Adviser with respect to the Fund shall be governed by the Agreement, as modified by this Addition.

         (2) The defined term "Funds" in the Agreement shall include the Fund.

         (3) For the services to be rendered by the Investment Adviser to the Fund, the monthly advisory fee set forth in Section 4 of the Agreement shall be 1/12 of 0.55% (0.55% per annum) on the average daily net assets of the Fund.

         (4) All of the other terms of the Agreement shall apply to the Fund.

         Dated this 23rd day of March, 1999

BREMER INVESTMENT FUNDS, INC.



By:  /s/ Steven A. Laraway                 By:  /s/ Paul W. Gifford
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     Its:  President                            Its:  Assistant Vice President
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